UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __)

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☐       Definitive Proxy Statement
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☑       Soliciting Material under Rule 14a-12

Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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                                                                                              News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA  18195-1501

Air Products Notifies Airgas of Proxy Solicitation at 2010 Annual Meeting

Proposes Slate of Three Independent and Highly Qualified Nominees
To Represent Interests of All Airgas Shareholders

Will Solicit Support for Additional Proposals,
Including Holding 2011 Annual Meeting in January

LEHIGH VALLEY, Pa. (May 13, 2010) – Air Products (NYSE: APD) today announced that it has given notice to Airgas, Inc. (NYSE: ARG) of Air Products’ planned solicitation of proxies at the 2010 Airgas Annual Meeting, which remains unscheduled but which Airgas has stated in SEC filings it expects to hold on or before September 17, 2010.

Air Products is seeking support from Airgas shareholders to elect three independent and highly qualified nominees to Airgas’ Board of Directors.  In addition, Airgas shareholders will be given the opportunity to vote on additional proposals designed to ensure their votes are appropriately considered by the Airgas Board.  These proposals include: amending Airgas’ By-Laws to limit the Airgas Board’s ability to re-seat directors not elected by Airgas shareholders (excluding the Chief Executive Officer); a proposal to require that future Airgas annual shareholder meetings, including for 2011, will be held in January; and a proposal which would repeal all By-Law amendments adopted by the Airgas Board after April 7, 2010.  Air Products will soon file preliminary proxy materials with the Securities and Exchange Commission.

John E. McGlade, Air Products’ chairman, president and chief executive officer, said, “In spite of our repeated efforts to engage with the Airgas Board on an all-cash offer providing a 38% premium to Airgas’ unaffected share price, the current Airgas Board has flatly refused to enter into discussions, denying its shareholders the opportunity to receive a substantial premium for their shares.  Airgas’ recent performance and growth projections have done nothing to change our view of the company’s value to Air Products, nor has it changed the fact that only through a combination with Air Products can Airgas realize the substantial, certain and compelling near-term value for shareholders that Air Products has offered in cash.  We remain focused on bringing our all-cash offer to a conclusion, and the proposals and nominations we have put forward today provide a clear roadmap to completing this transaction as soon as possible.”

McGlade continued, “Airgas shareholders deserve highly qualified and truly independent Board representation, and we have nominated three experienced directors who are committed to acting in the best interests of all Airgas shareholders.  Each of our nominees has a proven track record and the experience and credentials to ensure that Airgas shareholders are well served by their Board.  We continue to believe that a negotiated transaction on a timely basis would be in the best interests of all involved, and that Airgas’ Board should establish a special committee of independent directors to fully and fairly evaluate our offer.  As we have said before, we would welcome the opportunity to engage directly with Airgas – whether with a special committee, Mr. McCausland or the current Airgas Board.  However, if the current Airgas Board refuses to enter into substantive discussions and fulfill their obligations to shareholders, Airgas’ shareholders will now have the opportunity to elect three independent director nominees and send a clear message to the Airgas Board that their actions to date do not serve the best interests of Airgas shareholders.”

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McGlade concluded, “We also will give Airgas shareholders the opportunity to vote on three important proposals which will ensure the current Airgas Board will not be able to continue to ignore the interests of Airgas shareholders and which are designed to bring this matter to a close quickly.  These proposals and the independent Board nominations provide Airgas shareholders with the opportunity to change the unproductive and costly path being pursued by the current Airgas Board.”

The Air Products nominees to the Airgas Board of Directors are:

John P. Clancey
Age: 65
Mr. Clancey has more than 22 years of experience as both CEO and Chairman of complex international businesses, and 16 years of experience serving on the boards of large public companies across a range of industries.  He is currently Chairman Emeritus of Maersk Inc. and Maersk Line Limited, a division of the A.P. Moller – Maersk Group, one of the world’s largest shipping companies.  Mr. Clancey previously served as the Chairman of Maersk Inc., where he managed the company’s ocean transportation, truck and rail, logistics and warehousing and distribution businesses, and as Chief Executive Officer and President of Sea-Land Service, Inc.  Mr. Clancey is currently a Principal and founder of Hospitality Logistics, International, a furniture, fixtures and equipment logistics services provider serving customers in the hotel industry.  He has served as a member of the board of directors of UST Inc., Foster Wheeler AG, and AT&T Capital.  Mr. Clancey, a former Captain in the United States Marine Corps, received a B.A. in Economics and Political Science from Emporia State College.

Robert L. Lumpkins
Age: 66
Mr. Lumpkins has more than 40 years of significant operational, management, financial and governance experience from a variety of positions in major international corporations, covering both developed and emerging countries, and service on public company boards in a wide range of industries.  He is currently the Chairman of the board of directors of The Mosaic Company, a producer and marketer of crop and animal nutrition products and services, a position he has held since the creation of the company in October 2004.  He previously served as Vice Chairman of Cargill Inc., a commodity trading and processing company, until his retirement in 2006, and as Cargill’s Chief Financial Officer from 1989 until 2005.  Mr. Lumpkins currently serves as a director of Ecolab, Inc., a cleaning and sanitation products and services provider; a director of Black River Asset Management LLC, a privately-owned fixed income-oriented asset management company; a Senior Advisor to Varde Partners, Inc., an asset management company specializing in alternative investments; and a member of the Advisory Board of Metalmark Capital, a private equity investment firm.  He also serves as a Trustee of Howard University.  He received an M.B.A. from the Stanford Graduate School of Business and a B.S. in Mathematics from the University of Notre Dame.

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Ted B. Miller, Jr.
Age: 58
Mr. Miller has extensive executive, financial and governance experience as a founder, significant shareholder, executive officer and director of both start-up companies and large public companies.  He is the former Chairman and Chief Executive Officer of Crown Castle International Corp., a wireless communications company he founded in 1995 that currently has an equity market capitalization in excess of $10 billion.  He currently serves as the President of 4M Investments, LLC, an international private investment company.  He is also the founder, Chairman and majority shareholder of M7 Aerospace LP, a privately held aerospace service, manufacturing and technology company; founder, Chairman and majority shareholder of Intercomp Technologies, LLC, a privately held business process outsourcing company; and founder, Chairman and majority shareholder of Visual Intelligence, a privately held imaging technologies company.  Mr. Miller previously served as a member of the board of directors of Affiliated Computer Services, Inc., from November 2008 until its acquisition by Xerox Corporation in February 2010.  He received a J.D. from Louisiana State University and a B.B.A. from the University of Texas.

In addition to the proposed slate of directors, Air Products will solicit shareholder support regarding three additional proposals.  Specifically, Air Products seeks to:

●
Amend Airgas’ By-Laws to Limit Re-Seating Directors Not Elected by Airgas Shareholders, Excluding the Chief Executive Officer.  This amendment would provide that any director (other than Airgas’ Chief Executive Officer) nominated by the Board for election, but not elected by Airgas’ shareholders, at any annual meeting will be ineligible to serve on the Board for three years (when the class elected at such annual meeting is next up for election).  If Airgas’ Chief Executive Officer is nominated by the Board for election, but not elected by the Airgas shareholders, he or she would only be eligible to serve on the Airgas Board if approved by a majority of the independent directors on the Airgas Board (but in no event as Chairman of the Airgas Board).

Without such an eligibility requirement, the remaining members of the Airgas Board could circumvent the mandate of Airgas’ shareholders by immediately attempting to create vacancies and appointing the defeated Board nominees to fill the vacancies.  Air Products believes Airgas’ shareholders are entitled to know their votes have meaning and that this proposal is critical to a fair stockholder process.

●
Amend Airgas’ By-Laws to Require Airgas to Hold Future Annual Meetings in January. This amendment would require Airgas to hold the 2011 annual meeting on January 18, 2011 and all subsequent annual meetings in January.

Airgas has stated that its 2010 Annual Meeting will serve as a referendum for Airgas’ shareholders on Air Products’ offer.  However, because Airgas maintains a staggered board, the Board may choose to ignore the results of this referendum.  Even if all of Air Products’ proposals are supported and all of the Air Products Nominees are elected, the incumbent directors could force the shareholders to wait another full year after the 2010 Annual Meeting ― if not longer ― to implement the changes at Airgas that would allow Airgas’ shareholders to have the opportunity to appropriately consider Air Products’ offer.  By adopting this proposal, Airgas’ shareholders can provide themselves an early opportunity to replace a majority of the existing Airgas Board by January 2011 so that a new Airgas Board majority can decide whether to pursue Air Products’ offer to acquire their shares.

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Repeal All By-Law Amendments Adopted by the Airgas Board After April 7, 2010.  Air Products believes that in order to ensure that the will of the Airgas shareholders is upheld, the shareholders should repeal any new By-Law or amendment to the By-Laws which was adopted by the Airgas Board, without stockholder approval, after April 7, 2010 (which is the date of the last publicly disclosed amendment to Airgas’ By-Laws) and prior to or on the date of the adoption of this proposal by the shareholders of Airgas.

Air Products believes this action may be necessary in the event that the Airgas Board adopts By-Law amendments which could impede the election of the Air Products nominees or the ability of the Air Products nominees, if elected, to pursue the best interests of Airgas and its shareholders.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2009, Air Products had revenues of $8.3 billion, operations in over 40 countries, and 18,900 employees around the globe. For more information, visit: www.airproducts.com.

ADDITIONAL INFORMATION
On February 11, 2010, Air Products Distribution, Inc. (“Purchaser”), a wholly owned subsidiary of Air Products and Chemicals, Inc. ("Air Products"), commenced a cash tender offer for all the outstanding shares of common stock of Airgas, Inc. ("Airgas") not already owned by Air Products, subject to the terms and conditions set forth in the Offer to Purchase dated as of February 11, 2010 (the "Offer to Purchase").  The purchase price to be paid upon the successful closing of the cash tender offer is $60.00 per share in cash, without interest and less any required withholding tax, subject to the terms and conditions set forth in the Offer to Purchase, as amended. The offer is scheduled to expire at midnight, New York City time, on Friday, June 4, 2010, unless further extended in the manner set forth in the Offer to Purchase.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related letter of transmittal and other offer materials) filed by Air Products with the U.S. Securities and Exchange Commission (“SEC”) on February 11, 2010. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov. The Offer to Purchase and related materials may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885.

In connection with the proposed transaction, Air Products intends to file a proxy statement with the SEC. Any definitive proxy statement will be mailed to shareholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov.

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CERTAIN INFORMATION REGARDING PARTICIPANTS
Air Products, Purchaser, and certain of their respective directors and executive officers and the Air Products nominees may be deemed to be participants in the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Air Products’ directors and executive officers in Air Products’ Annual Report on Form 10-K for the year ended September 30, 2009, which was filed with the SEC on November 25, 2009, and its proxy statement for the 2010 Annual Meeting, which was filed with the SEC on December 10, 2009; and of Purchaser’s directors and executive officers in the Offer to Purchase.  Information about the Air Products nominees will be included in the proxy statement Air Products intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

FORWARD-LOOKING STATEMENTS
All statements included or incorporated by reference in this communication other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates”, “expects”, “intends”, “plans”, “predicts”, “believes”, “seeks”, “estimates”, “may”, “will”, “should”, “would”, “could”, “potential”, “continue”, “ongoing”, similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition include the possibility that Air Products will not pursue a transaction with Airgas and the risk factors discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. The forward-looking statements in this release speak only as of the date of this filing. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

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Media Inquiries:
(Air Products)
Betsy Klebe, tel: (610) 481-4697; e-mail: klebeel@airproducts.com.

(Sard Verbinnen & Co)
George Sard/David Reno, tel: (212) 687-8080.

Investor Inquiries:
(Air Products)
Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.

(MacKenzie Partners)
Larry Dennedy/Charlie Koons, tel: (212) 929-5239; (212) 929-5708.